Exhibit 10.5

NEUROGESX, INC.

CONSULTING AGREEMENT

This Consulting Agreement (this “Agreement”) is entered into as of September 27, 2011 by and between NeurogesX, Inc., a Delaware corporation (the “Company”), and Jeffrey Tobias, M.D., as of October 16, 2011, a former employee and executive of the Company (“Consultant”). The Company desires to retain Consultant as an independent contractor to perform certain limited consulting services for the Company, and Consultant is willing to perform such limited services, on the terms described below. In consideration of the mutual promises contained herein, the parties agree as follows:

1. Services and Compensation. Beginning on October 16, 2011, Consultant agrees to perform for the Company the services described in Exhibit A (the “Services”), and the Company agrees to pay Consultant the compensation described in Exhibit A for Consultant’s performance of the Services. For the avoidance of doubt, the Company and Consultant hereby agree that the transition of Consultant from an employee and executive to a consultant of the Company shall not constitute a break of service provider status, and until such date the Consultant shall be considered an employee of the Company.

2. Confidentiality.

A. Definition. “Confidential Information” means any non-public information that relates to the actual or anticipated business or research and development of the Company, technical data, trade secrets or know-how, including, but not limited to, research, development, commercialization, strategic plans or other information regarding the Company’s clinical trials, potential products, products or markets therefore, software, developments, inventions, processes, formulas, technology, designs, drawings, product formulations, clinical data, strategy, marketing, finances or other business information. Confidential Information does not include information that (i) is known to Consultant at the time of disclosure to Consultant by the Company (other than through his prior employment at the Company) as evidenced by written records of Consultant, (ii) has become publicly known and made generally available through no wrongful act of Consultant, (iii) has been independently developed by Consultant without access to the Confidential Information, or (iv) has been rightfully received by Consultant from a third party.

B. Limitations; Nonuse and Nondisclosure. Consultant does not wish to receive or be granted access to, and the Company agrees to use its best efforts not to disclose or provide Consultant access to, any Confidential Information not strictly necessary for the provision of the Services. Consultant will not, during or subsequent to the term of this Agreement, (i) use the Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of the Company or (ii) disclose the Confidential Information to any third party. Consultant agrees that all Confidential Information will remain the sole property of the

Company. Consultant also agrees to take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information. The Company consents to the disclosure of this Agreement to any future employer of Consultant.

C. Former Client Confidential Information. Consultant agrees that Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer of Consultant or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any. Consultant also agrees that Consultant will not bring onto the Company’s premises any unpublished document or proprietary information belonging to any such employer, person or entity unless consented to in writing by such employer, person or entity.

D. Third Party Confidential Information. (i) Consultant recognizes that the Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant agrees that, during the term of this Agreement and thereafter, Consultant owes the Company and such third parties a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out the Services for the Company consistent with the Company’s agreement with such third party.

(ii) The Company recognizes that during the term of this Agreement, Consultant will receive confidential or proprietary information from third parties, including Consultant’s future employer, which information is subject to a duty on Consultant’s part to maintain as confidential and to use only for certain limited purposes. Recognizing that Consultant owes such third parties such duties, the Company agrees to use its best efforts to avoid placing Consultant in a position where such third-party information must or must inevitably be used in order for Consultant to perform the Services. It shall not be a breach of this Agreement by Consultant for Consultant to refrain from performing any part of the Services if in his reasonable opinion the performance of such Services would require him to breach any duty owed to a third party.

E. Return of Materials. Upon the termination of this Agreement, or upon the Company’s earlier request, Consultant will either deliver to the Company, or certify to the Company that he has destroyed, all of the Company’s property then in his possession or control, including but not limited to all electronically stored information and passwords to access such property, and Confidential Information that Consultant may then have in Consultant’s possession or control.

3. Ownership.

A. Assignment. Consultant agrees that all copyrightable material (including computer source and object code), notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets conceived, discovered, developed or reduced to practice by Consultant, solely or in collaboration with the Company’s employees, directors, independent contractors or agents, during the term of this Agreement that relate in any manner to the Services or that Consultant invents, discovers, or develops in the course of performing the Services under this Agreement other than for generally-applicable expertise, ideas and know-how learned while performing the Services (collectively, “Inventions”) are the sole property of the Company. Consultant also agrees to assign (or cause to be assigned) and hereby assigns fully to the Company all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. For the avoidance of doubt, the term Inventions does not include any of the foregoing items (or intellectual property rights therein or thereto) that Consultant may conceive, discover, develop or reduce to practice as an employee of any other person during the term of this Agreement.

B. Further Assurances. Consultant agrees to assist the Company, or its designee, at the Company’s expense (and at Consultant’s then-standard consulting rate), in every proper way to secure the Company’s rights in Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions in any and all countries, including the disclosure to the Company of all pertinent information and data with respect to all Inventions, the execution of all applications, specifications, oaths, assignments and other instruments that the Company may deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company and its successors, assigns and nominees the sole and exclusive right, title and interest in and to all Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating to all Inventions. Consultant also agrees that Consultant’s obligation to execute or cause to be executed any such instrument or papers shall continue after the termination of this Agreement.

C. Pre-Existing Materials. Subject to Section 3.A, Consultant agrees that if, in the course of performing the Services, Consultant incorporates into any Invention developed under this Agreement any pre-existing invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform the Company, in writing, before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention, and (ii) the Company is hereby granted a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, modify, use and sell such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without the Company’s prior written permission.

D. Attorney-in-Fact. Consultant agrees that, if the Company is unable because of Consultant’s unavailability, dissolution or mental or physical incapacity, or for any other reason, to secure Consultant’s signature for the purpose of applying for or pursuing any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to the Company in Section 3.A, then Consultant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as Consultant’s agent and attorney-in-fact, to act for and on Consultant’s behalf to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents and copyright and mask work registrations with the same legal force and effect as if executed by Consultant.

4. Conflicting Obligations. The Company acknowledges that Consultant has accepted full time employment with another company, and that Consultant will be serving in an executive research and development capacity with that company. Requests for consulting services hereunder will be structured so as to not interfere with such employment, and such employment (and any agreements required to be entered by Consultant with such employer) will not be deemed to be an agreement in conflict with this Agreement or any obligations that may be owed by Consultant to the Company. In addition, the Company acknowledges that Consultant will assign his inventions, broadly defined (but not any Invention (as defined in Section 3.A. above)), to such employer, and that Consultant has and will have confidentiality and fiduciary obligations to such employer. Subject to the foregoing, Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement or that would preclude Consultant from complying with the provisions of this Agreement. Consultant will not enter into any such conflicting agreement during the term of this Agreement (other than for such agreements that are required in conjunction with Consultant’s service as an employee and executive officer for such other company). Consultant acknowledges that Consultant and his new employer have discussed and consented to the provision of Services to the extent necessary to ensure that this Agreement and the provision of the Services contemplated hereby are not in conflict with the Consultant’s provision of services to the other employer and the other employer’s agreements and policies that are binding on Consultant or may become binding on Consultant upon starting services with the new employer. Consultant’s violation of this Section 4 will be considered a material breach under Section 6.B.

5. Reports. Consultant also agrees that Consultant will, from time to time during the term of this Agreement or any extension thereof, keep the Company advised as to Consultant’s progress in performing the Services under this Agreement. Consultant further agrees that Consultant will, as requested by the Company, prepare written reports with respect to such progress. The Company and Consultant agree that the time required to prepare such written reports will be considered time devoted to the performance of the Services. Services described in each such report will be deemed to have been satisfactorily performed by Consultant unless the Company notifies Consultant in writing within ten (10) business days following receipt of such report.

6. Term and Termination.

A. Term. The term of this Agreement will begin on the date of this Agreement and will continue until the earlier of (i) nine (9) months from October 16, 2011 or (ii) termination as provided in Section 6.B.

B. Termination. Either party may terminate this Agreement upon giving the other party thirty (30) days’ prior written notice of such termination pursuant to Section 9.E of this Agreement. Either party may terminate this Agreement immediately and without prior notice if the other party refuses to or is unable to perform its obligations hereunder or is in breach of any material provision of this Agreement.

C. Survival. Upon such termination, all rights and duties of the Company and Consultant toward each other shall cease except:

(1) The Company will pay, within 30 days after the effective date of termination, all amounts owing to Consultant for Services completed and accepted by the Company prior to the termination date and related expenses, if any, submitted in accordance with the Company’s policies and in accordance with the provisions of Section 1 of this Agreement; and

(2) Section 2 (Confidentiality), Section 3 (Ownership), Section 4 (Conflicting Obligations), Section 7 (Independent Contractor; Benefits; Limitation on Liability; Indemnification) and Section 8 (Dispute Resolution; Equitable Relief) will survive termination of this Agreement.

7. Independent Contractor; Benefits; Limitation on Liability; Indemnification.

A. Independent Contractor. It is the express intention of the Company and Consultant that Consultant perform the Services as an independent contractor to the Company. Nothing in this Agreement shall in any way be construed to constitute Consultant as an agent, employee, fiduciary, trustee or representative of the Company. Without limiting the generality of the foregoing, and except as expressly set forth in Section 3 of this Agreement, neither party is authorized to bind the other to any liability or obligation or to represent that such party has any such authority, or to make any representations to any other person on the other party’s behalf of in the other party’s name. Consultant agrees to furnish (or reimburse the Company for) all tools and materials necessary to accomplish this Agreement and shall incur all expenses associated with performance, except as expressly provided in Exhibit A. Consultant acknowledges and agrees that Consultant is obligated to report as income all compensation received by Consultant pursuant to this Agreement. Consultant agrees to and acknowledges the obligation to pay all self-employment and other taxes on such income.

B. Benefits. The Company and Consultant agree that Consultant will receive no Company-sponsored benefits from the Company in connection with Consultant’s status under this Agreement (it being acknowledged by the Company that nothing in this Agreement is intended to or shall affect, modify, supersede or terminate any Company-sponsored benefits to which Consultant is or may be entitled as a former employee and senior executive of the Company). If Consultant is reclassified by a state or federal agency or court as the Company’s employee, Consultant will become a reclassified employee and will receive no benefits from the Company, except those mandated by state or federal law, even if by the terms of the Company’s benefit plans or programs in effect at the time of such reclassification, Consultant would otherwise be eligible for such benefits.

C. Limitation on Liability. EXCEPT AS CONTAINED IN THIS AGREEMENT, CONSULTANT MAKES NO, AND DISCLAIMS ANY, REPRESENTATIONS AND WARRANTIES TO THE COMPANY, EXPRESS OR IMPLIED, REGARDING THE SERVICES TO BE PROVIDED HEREUNDER, INCLUDING, BUT NOT LIMITED TO, IMPLIED WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, SUITABILITY, AND NON-INFRINGEMENT. TO THE EXTENT THE SERVICES CONSTITUTE BUSINESS, TECHNICAL OR OTHER ADVICE, THE DECISION TO IMPLEMENT SUCH ADVICE, OR TO INCORPORATE SUCH ADVICE INTO A TRIAL, REPORT, PRODUCT, THERAPY, SERVICE OR BUSINESS DECISION FOR THE COMPANY

OR A THIRD PARTY IS TO BE MADE BY THE COMPANY AND, AS BETWEEN THE PARTIES, THE COMPANY SHALL BE RESPONSIBLE FOR THE CONSEQUENCES OF SUCH IMPLEMENTATION OR INCORPORATION. THE PARTIES ACKNOWLEDGE THAT THIS LIMITATION OF LIABILITY IS FAIR AND REASONABLE.

D. Indemnification. The Company hereby agrees to indemnify, defend and hold Consultant harmless from and against any and all claims, liability, suits, losses, costs and legal fees (“Claims”) arising out of the entry into this Agreement, the performance of the Services hereunder, the further development testing, studies, marketing, commercialization, use by any person of any drug or drug candidate as to which Services are performed hereunder, or resulting from any willful misconduct or negligent act or omission of the Company, except to the extent that any such Claims are determined to have been caused by the willful misconduct or negligent act or omission of Consultant. The Company represents that Consultant is eligible to continue to be insured under its applicable products and general liability insurance policies as if Consultant were still an executive employee of the Company, and covenants to continue to cover Consultant thereunder to the same such extent during the term of this Agreement.

8. Dispute Resolution; Equitable Relief.

A. Dispute Resolution. In the unlikely event of a dispute (other than a dispute that is subject to Section 8(B)) between the parties, the parties, together with one or more advisors or neutral parties if they choose to bring them, will meet informally to attempt to resolve the dispute in good faith. If after 21 days the parties have been unable to resolve their dispute informally, neither party shall then be precluded from pursuing court action or administrative relief.

B. Equitable Relief. Consultant agrees that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in Section 2 (Confidentiality) and Section 3 (Ownership) of his Agreement. Accordingly, Consultant agrees that if Consultant breaches Section 2 (Confidentiality) and Section 3 (Ownership) of this Agreement, the Company will have available, in addition to any other right or remedy available, the right to obtain from any court of competent jurisdiction an injunction restraining such breach or threatened breach and specific performance of any such provision.

9. Miscellaneous.

A. Governing Law. This Agreement shall be governed by the laws of California without regard to California’s conflicts of law rules.

B. Assignability. Except as otherwise provided in this Agreement, Consultant may not sell, assign or delegate any rights or obligations under this Agreement. The terms of this Agreement and all rights of Consultant hereunder shall inure to the benefit of, and be enforceable by, Consultant’s personal or legal representatives, executives, administrators, successors, heirs, devisees and legatees.

C. Entire Agreement. This Agreement constitutes the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior written and oral agreements between the parties regarding the subject matter of this Agreement. For purposes of clarity, unless specifically set forth herein, nothing in this Agreement is intended to or shall affect, modify, supersede or terminate any agreement, right or obligation of either party under any agreement that by its terms survives the termination of Consultant’s employment relationship with the Company, including, but not limited to, any rights to any rights Consultant may have to indemnification under any agreement, director and officer liability insurance policy, or the Company’s Bylaws and/or Certificate of Incorporation.

D. Headings. Headings are used in this Agreement for reference only and shall not be considered when interpreting this Agreement.

E. Notices. Any notice or other communication required or permitted by this Agreement to be given to a party shall be in writing and shall be deemed given if delivered personally or by commercial messenger or courier service, or mailed by U.S. registered or certified mail (return receipt requested), or sent via facsimile (with receipt of confirmation of complete transmission), to the party at the party’s address or facsimile number written below or at such other address or facsimile number as the party may have previously specified by like notice. If by mail, delivery shall be deemed effective 3 business days after mailing in accordance with this Section 9.E.

(1) If to the Company, to:

  NeurogesX, Inc.

  2215 Bridgepointe Parkway, Suite 200

  San Mateo, CA 94404

  Attention: Chief Executive Officer

  Telephone: 650-358-3300

  Facsimile: 650-412-1999

(2) If to Consultant, to the address for notice on the signature page to this Agreement or, if no such address is provided, to the last address of Consultant provided by Consultant to the Company.

F. Attorneys’ Fees. In any court action at law or equity that is brought by one of the parties to this Agreement to enforce or interpret the provisions of this Agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.

G. Severability. If any provision of this Agreement is found to be illegal or unenforceable, the other provisions shall remain effective and enforceable to the greatest extent permitted by law and the parties shall negotiate a legal and enforceable provision that most closely accomplishes their original intent to replace such illegal or unenforceable provision.

(The remainder of this page is intentionally left blank.)

IN WITNESS WHEREOF, the parties hereto have executed this Consulting Agreement as of the date first written above.

CONSULTANT		NEUROGESX, INC.

/s/ Jeffrey K. Tobias		By:	/s/ Stephen Ghiglieri
Name:	Jeffrey K. Tobias	Name:	Stephen Ghiglieri
		Title:	EVP, COO & CFO

Address for Notice:

2275 Broadway St., Apt. 518
San Francisco, CA 94115

EXHIBIT A

Services and Compensation

1. Contact. Consultant’s principal Company contact:

Name: Anthony DiTonno

Title:   Chief Executive Officer

2. Services. The Services shall include the following:

Consultant shall provide up to sixteen (16) hours per month of Services as requested by the Company and agreed upon (including as to scope and timing) by the Consultant for the following:

a.	Provide advice to appropriate Company personnel (i) on commercialization and label expansion efforts for Qutenza, including with respect to the submission of the supplemental New Drug Application for Qutenza to expand the Qutenza label to include management of pain due to HIV-associated peripheral neuropathy and (ii) in preparation for a potential advisory committee meeting with the FDA.

b.	Provide advice to appropriate Company personnel on development of NGX-1998, including supporting such personnel in the analysis of results and data from the currently ongoing Phase 2 clinical trial for NGX-1998.

3. Compensation.

A. For providing the Services, Consultant will be paid $450 per hour of Service ($7,200 per month based on 16 hours of Service) during the term of this Agreement.

B. Restricted Stock Units issued to the Consultant under the Company 2007’s Stock Plan (as amended) (the “Plan”) while Consultant was still an employee of the Company shall continue to vest during the time that Consultant’s Continuous Service (as defined in the Consultant’s Restricted Stock Unit Agreement) with the Company continues, provided that the transition of Consultant from an employee of the Company to a consultant of the Company shall be deemed not to be a break of Continuous Service.

C. Options to purchase shares of the Company’s Common Stock (the “Options”) held by Consultant as of the date of this Agreement shall continue to vest during the term of this Agreement as if the Consultant’s status as a service provider to the Company necessary to continue the vesting of the Time-Based Options was not interrupted by the transition of the Consultant from an employee to a consultant of the Company.

D. Upon termination of this Agreement, all of Consultant’s then outstanding Options shall be deemed amended to extend the post-termination option exercise period during which the Consultant can exercise such options to twelve (12) months.

E. The Company will reimburse Consultant for reasonable and actual expenses incurred by the Consultant in carrying out the subject of the consulting arrangement, including reasonable and actual travel, modest meals and lodging costs incurred by Consultant in performing the Services pursuant to this Agreement, if Consultant submits receipts for such expenses to the Company in accordance with Company policy.

F. Every month, Consultant shall submit to the Company a written invoice for services rendered and expenses, and such statement shall be subject to the approval of the contact person listed above or other designated agent of the Company.